UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2011

Peet's Coffee & Tea, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Washington (State of jurisdiction)	0-32233 (Commission File No.)	91-0863396 (IRS Employer Identification No.)

1400 Park Avenue
Emeryville, California 94608-3520
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (510) 594-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 30, 2011, the Compensation Committee of the Board of Directors (the “Committee”) of Peet's Coffee & Tea, Inc. (the “Company”) approved a 2011 annual cash incentive bonus program under which each of the Company’s executive officers is eligible to earn a cash bonus payable in early 2012. Consistent with past practice, the amount of each eligible officer’s 2011 bonus will be a percentage of the officer’s base salary.  The exact percentage (within a specified range of percentages) will be determined by the Committee based on the Company’s 2011 performance with respect to a pre-established financial metric, subject to discretionary adjustment by the Committee.

For 2011, the Committee selected GAAP operating income as the metric upon which bonus amounts will be based and established a “target” level of operating income for bonus determination purposes, as well as lower “threshold” level of operating income below which no bonuses will be earned under the program and a higher “maximum” level of operating income at which the maximum bonuses payable under the program will be earned.

Our chief executive officer will be eligible to receive a 2011 cash incentive bonus equal to 90% of his base salary if the Company’s operating income is at the target level. If the Company’s 2011 operating income is at or above the threshold level, our chief executive officer’s bonus will be set in a range between 45% of his base salary (if operating income equals the threshold level) and 135% of his base salary (if operating income equals or exceeds the maximum level).

Each of our executive officers other than our chief executive officer will be eligible to receive a 2011 cash incentive bonus equal to 35% of his or her base salary if the Company’s operating income is at the target level. If the Company’s 2011 operating income is at or above the threshold level, the bonuses of each of these executive officers will be set in a range between 17.5% of his or her base salary (if operating income equals the threshold level) and 52.5% of his or her base salary (if operating income equals or exceeds the maximum level).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Peet's Coffee & Tea, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Peet's Coffee & Tea, Inc.

Dated: April 5, 2011	By:	/s/ Thomas Cawley
Thomas Cawley
Chief Financial Officer